Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Papa Murphy’s Holding, Inc. of our report dated March 17, 2015, relating to the consolidated financial statements and schedules of Papa Murphy’s Holding, Inc., which report appears in the Annual Report on Form 10-K of Papa Murphy’s Holding, Inc. for the year ended December 29, 2014, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/    Moss Adams LLP
Portland, Oregon
May 6, 2015